Exhibit 10.41

THIS TERMINATION AGREEMENT (the "Agreement") dated September 1 2013 (the "Agreement") is made among:

(1)
TOP SHIPS INC., a company organised and existing under the laws of the Marshall Islands with registered address The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (the "Owner"); and

(2)
CENTRAL MARE INC., a company organised and existing under the laws of the Marshall Islands with registered address The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (the "Managers")

WHEREAS:

(A)	The Owner is the owner of the vessels MV EVIAN, MT MISS MARILENA, MT LICHTENSTEIN, MT UACC SHAMS, MT BRITTO and MT HONGBO (the "Vessels").

(B)
Pursuant to a letter agreement (the "Letter Agreement") dated July 1, 2010 entered into by and between the Owner and the Managers, as this was amended by a supplemental Agreement dated July 5, 2010, a second supplemental Agreement dated June 1, 2011, a third supplemental Agreement dated January 1, 2012 and a fourth supplemental Agreement dated January 1, 2013, the parties thereto have agreed to the management of the Vessels in accordance with the terms and conditions of the following management agreements.

i.	Management Agreement dated July 1, 2010 entered into by and between HONGBO SHIPPING COMPANY LIMITED and the Managers,

ii.	Management Agreement dated January 3, 2012 entered into by and between JEKE SHIPPING COMPANY LIMITED and the Managers,

iii.	Management Agreement dated March 30, 2011 entered into by and between INDIANA R SHIPPING COMPANY LIMITED and the Managers,

iv.	Management Agreement dated July 1, 2010 entered into by and between BRITTO SHIPPING COMPANY LIMITED and the Managers,

v.	Management Agreement dated July 1, 2010 entered into by and between WARHOL SHIPPING COMPANY LIMITED and the Managers,

vi.	Management Agreement dated July 1, 2010 entered into by and between LICHTENSTEIN SHIPPING COMPANY LIMITED and the Managers, (the "Managements Agreements")

(C)
The parties wish to early and without notice terminate the Management Agreements and the Letter Agreement as this has been supplemented, due to a forthcoming change in the beneficial ownership of the Vessels.

NOW IT IS HEREBY AGREED as follows:

Termination of the Letter Agreement and the Management Agreements:

With effect from the termination of the Management Agreements, as this will be evidenced by separate agreements between the abovementioned Shipowning companies and the Managers, the Letter Agreement and the Management Agreements will be considered terminated.

The Owner will reimburse the Managers for the termination of the Management Agreements by paying a termination fee equal to 70% of the early termination fee as per clause 17 of the Management Agreements.

It is further agreed that the Managers and the Owner have fulfilled all their obligations pursuant to the Letter Agreement and the Management Agreements respectively and the Managers and the Owner are hereby mutually released from any and all obligations and liabilities arising therefrom.

The choice of law / jurisdiction clause contained in the Management Agreement applies mutatis mutandis to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

For and behalf of	For and on behalf of
Top Ships Inc	Central Mare Inc.
as Owner	as Managers

/s/ Alexandros Tsirikos	/s/ Andreas Louka
Name: Alexandros Tsirikos	Name: Andreas Louka
Title: Director	Title: Director